Angela Collette PSC

Attorney and Counselor at Law

Licensed in New York, Michigan and Kentucky

June 11,2012

Woodward Energy Partners, Inc.

Board of Directors

915 Patricia

Ann Arbor, MI 48103

RE:

Woodward Energy Partners, Inc.

Registration Statement on Form S-1

Gentlemen:

I have been retained by Woodward Energy Partners, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1, relating to the offering of 150,000 shares of Common Stock of the Company. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Certificate of Incorporation of the Company;

2. Bylaws of the Company;

3. The Registration Statement; and

4. Unanimous consent resolutions of the Company’s Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable under the corporate laws of the State of Delaware.

I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/

Angela Collette

28325 Utica Road, Roseville, Michigan 48066

Tel. 321.507.7836

Atty4defense@aol.com